Exhibit 99.1

Sealed Air Names Kristen Actis-Grande Chief Financial Officer

CHARLOTTE, N.C., Aug. 4, 2025 – Sealed Air Corporation (NYSE: SEE) today announced Kristen Actis-Grande will join the company as Chief Financial Officer, effective August 25, 2025.

“After a thorough search, we are excited to have Kristen join the Sealed Air leadership team and accelerate our ongoing transformation,” said Sealed Air President & CEO Dustin Semach. “She is a highly accomplished finance executive with a proven track record of creating shareholder value for global industrial companies with complex portfolios. I look forward to Kristen quickly integrating into our team and accelerating progress across our two market-focused segments, Food and Protective.”

Actis-Grande joins Sealed Air following a five-year tenure as Executive Vice President and Chief Financial Officer of MSC Industrial Supply Co. (NYSE: MSM). Prior to joining MSC, she spent 17 years with Ingersoll Rand, serving in multiple finance leadership roles with increasing scope and complexity. She received a bachelor’s degree in finance from Lehigh University and a Master of Business Administration from Indiana University’s Kelley School of Business.

Actis-Grande succeeds Veronika “Roni” Johnson, who served as Interim Chief Financial Officer since February 14, 2025. Johnson will support the transition and continue in her role as Chief Accounting Officer.

“I want to thank Roni for leading our Finance team during an important period in Sealed Air’s transformation journey,” Semach said. “Roni has been a trusted business partner since I joined the company and has continued to advance our financial strategy during the interim period. We look forward to Roni and our experienced Finance team working under Kristen’s leadership to deliver shareholder value.”
About Sealed Air
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® brand food packaging, LIQUIBOX® brand liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems, and BUBBLE WRAP® brand packaging. In 2024, Sealed Air generated $5.4 billion in sales and has approximately 16,400 employees who serve customers in 117 countries/territories.
www.sealedair.com
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Company Contacts

Investors
Mark Stone
mark.stone@sealedair.com
919.673.3218

Louise Lagache
louise.lagache@sealedair.com

Media
Andi Cole
andi.cole@sealedair.com